Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following illustrates the computation of the historical ratio of earnings to fixed charges (amounts in thousands except ratios). While there are preference securities outstanding as of September 19, 2011, such preference securities do not accrue or otherwise pay any dividends. Additionally, while there were preference securities outstanding during a portion of the fiscal year ended 2010, such preference securities did not accrue or otherwise pay any dividends. Therefore, the ratio of earnings to combined fixed charges and preference dividends are identical to the ratios of earnings to fixed charges.

	Historical					Historical	Pro Forma
	Year Ended December 31,					Six Months Ended June 30,	Twelve Months Ended December 31,	Six Months Ended June 30,
Fixed Charges	2006	2007	2008	2009	2010	2011	2010	2011
Interest on debt	$95,322	$97,884	$85,026	$136,263	$114,082	$59,268	$145,100	$75,739
Amortization of debt premium, discount and capitalized expenses	(6,233)	(6,450)	(4,320)	25,307	45,110	19,604	(8,213)	(4,597)
Interest element of rentals*	14,298	13,102	13,229	12,148	7,740	3,906	7,740	3,906

Total Fixed Charges	$103,397	$104,536	$93,935	$173,718	$166,932	$82,778	$144,627	$75,048

Earnings:
Net income (loss)	$274,651	$(640,362)	$(976,373)	$(622,019)	$(324,197)	$(144,852)	$(307,011)	$(139,624)
Add back:
Income (loss) from discontinued operations	(11,060)	(8,175)	150,709	(12,235)	23,084	—	23,084	—
Income tax provision (benefit)	170,974	(19,565)	(176,009)	(262,682)	(102,487)	(7,127)	(102,487)	(7,127)
Loss (income) on equity method investment	2,844	(1,633)	(2,288)	33,861	12,640	(1,199)	12,640	(1,199)
Fixed charges	103,397	104,536	93,935	173,718	166,932	82,778	144,627	75,048

Total Earnings	$540,806	$(565,199)	$(910,026)	$(689,357)	$(224,028)	$(70,400)	$(229,147)	$(72,902)

Ratio of Earnings to Fixed Charges	5.2x	(5.4x )	(9.7x )	(4.0x )	(1.3x )	(0.9x )	(1.6x )	(1.0x )

Additional earnings required to achieve a 1.0x ratio:	n/a	$669,735	$1,003,961	$863,075	$390,960	$153,178	$373,774	$147,950

*	We determined the interest component of rent expense to be 10%.